Exhibit 99.1

From the Chairman

March 1, 2013

To Our Shareholders,

In nearly every way, today’s banking industry is a world away from the one I joined nearly 41 years ago. New regulations, persistently low interest rates, evolving customer preferences and stunning enhancements in technology are just some of the differences we see as we begin 2013. Then as now, one attribute transcends the decades – trust.

Trust is the quality that people seek from a financial institution, and banks that can earn the confidence of their customers are those that will have enduring success. We believe PNC is such a bank.

We have strategies for growth, a business model and an approach to risk that drive our performance. Our products are designed to provide customers with the level of safety and liquidity they seek and to create opportunities for financial growth. But it is trust that creates the loyalty necessary to sustain relationships, and that is why we believe customers are the foundation for revenue potential.

Growing Customers as Never Before

Our customer relationships drove PNC’s progress in 2012. By increasing customers – both organically and through acquisition – we were able to grow full-year loans by $27 billion and deposits by $25 billion compared to 2011. As a result, 2012 revenue increased $1.2 billion or 8 percent from the previous year.

Some of these gains were achieved through the very successful acquisition and integration of RBC Bank (USA), which we completed in the first quarter of 2012. With this transaction, we added nearly 1 million accounts and gained access to markets in the Southeast, which are some of the fastest growing in the U.S.

Our strong brand and expanded footprint drove customer growth across our businesses. In Retail Banking, we added a total of

714,000 net new checking relationships during the year. Of that amount, 254,000 were net new organic relationships, growth of 4 percent from year-end 2011 or more than double the population growth rate in our footprint. Over the last three years, from 2010 through 2012, we acquired about 3,000 new Corporate Banking primary clients. In 2012 compared with 2011, new primary client acquisitions for our Asset Management Group were 37 percent higher and Residential Mortgage originations increased by $3.8 billion or 33 percent.

This growth helped to create full year earnings of $3 billion or $5.30 per diluted common share. Overall, I was pleased – but not entirely satisfied – with our results.

Pluses and Minuses

There were clearly some pluses and minuses for PNC in 2012. In addition to our growth in customers and gains in loans, deposits and revenue, other positives included:

•	Our balance sheet liquidity remained strong as evidenced by our loan-to-deposit ratio of 87 percent as of December 31, 2012.

•	We exceeded our full-year cost reduction target of $550 million.

•	Our Tier 1 capital ratio increased following our cash acquisition of RBC Bank (USA) in March 2012.

There were also a few minuses, some of which reflect the current operating environment.

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Developments in the residential mortgage banking industry required us to set aside a provision of $761 million primarily for obligations to repurchase loans that were acquired when we purchased National City. This had a negative impact on revenue.

•	On the expense side, residential mortgage foreclosure-related expenses were $225 million for the year.

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Other expenses included integration costs of RBC Bank (USA) and the noncash charges related to the redemption of $2.3 billion in high-cost trust preferred securities. Both provide PNC with benefits in the form of an expanded footprint and lower funding costs, respectively.

On balance this was a good year for PNC but because of these minuses, our financial results do not reflect the full potential of the investments we have made and the value we believe PNC can create for shareholders.

Priorities for 2013

Building on the strong customer growth in our business segments – Retail Banking, Corporate & Institutional Banking, Asset Management Group and Residential Mortgage – 2013 provides us with greater opportunities to deepen relationships through cross selling and increase fee-based income, while we also look to reduce expenses. Additionally, we have established several growth priorities for 2013.

REDEFINE THE RETAIL BANKING EXPERIENCE.

Across our industry, fewer customers are regularly using retail branches. In fact 40 percent of PNC’s customers have not visited a branch in the last three months as more transactions are being conducted online, at ATMs and through mobile devices. And the number of checks deposited by mobile devices grew from zero to nearly 15,000 per day at PNC – all in 2012.

Evolving customer preferences along with low interest rates and a dynamic regulatory environment have created a new world for retail banking. We are rethinking nearly every aspect of this business with a focus on enhancing customer loyalty by deepening relationships while lowering costs.

For example, we plan to install nearly 2,500 multi-functional, check-cashing ATMs this year in addition to the 1,100 we rolled out in 2012. That would mean that by the end of 2013, approximately half of our ATM network will allow customers to cash checks, receive images of their deposits and withdraw cash. Compared to a branch, these ATMs often provide greater customer convenience and have significantly lower transaction costs.

Our innovative Virtual Wallet® product, which helps customers better manage their money,

now has approximately 1.3 million accounts. In the fourth quarter of 2012, we became the first U.S. bank to integrate with Visa’s new digital wallet service – V.me – which should simplify e-commerce for Virtual Wallet users.

We are applying this same innovative approach to a new product that we will be launching this year for our business banking customers. It’s called Cash Flow Insight® and provides business owners with an online tool to help them better understand their cash flows and forecast their cash position.

Reflecting customer trends, we also plan to close more branches in 2013 than we have in any year in our history. However, PNC will continue to expand its branch presence in underpenetrated markets.

As we look ahead, we envision technology-centered branches that deliver products and services such as business and commercial banking, wealth management, investments and mortgages. This approach should drive customer loyalty while improving margins. At the same time, we are looking to increase our brand equity in the virtual space with the goal of deeper relationships with our customers.

CAPTURE MORE OF OUR CUSTOMERS’ INVESTABLE ASSETS.

We estimate that our current customers have $1.9 trillion in personal investable assets, but our percentage share of those dollars is in the single digits, reflecting the fragmented nature of this industry. With the long-term goal of doubling the size of our investment and retirement business, we plan to have annual conversations with each of our customers.

At a time when many banks are looking to the mass market, affluent, high net worth and institutional markets as a source to increase fee income, we believe PNC’s highly collaborative culture gives us an edge as referrals are one of our strengths. For example, referral sales to our Asset Management Group last year were up more than 39 percent compared to 2011, reflecting strong referral activity from Retail and Corporate & Institutional Banking. This helped to produce an increase in total net inflows, bringing discretionary assets under management to $112 billion at year-end 2012.

This year, we are looking to expand those efforts. All of our client-facing employees now have specific goals in support of our investing and retirement initiative.

Our open architecture along with our consultative approach is designed to provide customers with solutions based on their individualized needs. It’s our position that this approach helps to drive our excellent levels of client retention.

Recognizing that some clients like to manage aspects of their portfolio on their own, last year we established the PNC Investment Center and we introduced brokerage capabilities for our high net worth customers.

PNC Wealth Insight® was honored by both CIO and InformationWeek magazines in 2012 as an innovation that delivers a competitive advantage. This tool allows wealth management customers to aggregate their assets – even those not managed by PNC – and view them based on how they think about their money.

Given our culture, product and service capabilities and larger customer base, we feel this represents another opportunity to diversify our revenue stream.

PNC’s expansion in the Southeast combined with a commitment to innovation, expense management and energy efficiency led to the opening of a net-zero energy bank branch in Fort Lauderdale in January 2012.

CONTINUE TO BUILD OUR PRESENCE IN NEWLY ACQUIRED MARKETS.

As this letter goes to press, we have been in our new Southeastern markets about one year. In that short space of time, we have established our brand in highly attractive markets such as Atlanta, Birmingham, Charlotte and Raleigh, provided Retail customers with a robust product set and, from a de novo position, created an Asset Management and Corporate & Institutional banking presence.

When we entered the market, we received thousands of resumes, many from area competitors. These new hires coupled with a group of legacy employees who willingly relocated to warmer climes have allowed PNC to establish itself as a worthy banking competitor with strong talent.

Despite a credit market that has become more competitive for our Corporate & Institutional Bank, we remain bullish on the opportunities, and believe that over time, this area will generate loan and fee income in line with our more established markets such as Chicago, Washington, D.C. and Philadelphia.

BUILD A SUSTAINABLE RESIDENTIAL MORTGAGE BUSINESS.

For most customers, the single most important financial transaction of their lives is the purchase of a home. We are committed to investing in this business to create a strong financial bond with our customers while delivering bottom-line returns and burnishing our already strong brand.

Today, we are building a viable, highly integrated mortgage origination and servicing engine that is cost efficient and reflects PNC’s business practices, culture and commitment to customer service. As refinancing activity eases, this should drive longer term value for this business. We are also looking to cross-sell our mortgage products to existing clients across our footprint.

We are seeing an improving housing market, something we haven’t experienced since 2008. Taken together, we see our opportunities with our residential mortgage business to enhance customer relationships and help us capture a greater share of wallet.

MANAGE RISK, EXPENSES AND CAPITAL.

Managing credit risk remains a priority for us. Our nonperforming assets declined from year end 2011, and our provision for credit losses and net charge-offs improved in 2012. Overall, we remain committed to a moderate risk philosophy.

At PNC, expense management is a part of our culture, and we have a track record of executing on our objectives. For 2013 we increased our continuous improvement target to $700 million, with the overall goal of achieving full-year positive operating leverage on a reported basis and producing stronger results in 2013.

Our Tier 1 common capital ratio was 9.6 percent as of December 31, 2012, and our estimated Basel III Tier 1 common capital ratio on a pro forma basis as of that date was 7.5 percent. Of course that is based on our current understanding of Basel rules and other estimates. It remains our goal to be within the range of 8.0 to 8.5 percent by year-end 2013 without benefit of phase-ins, and we believe we can get there primarily based on increased retained earnings in 2013.

Since the financial crisis began in 2008, we have made strategic decisions to use capital to grow our franchise for the long term. Over time, we believe the opportunities associated with these acquisitions should provide our shareholders with strong returns.

Our earnings and capital strength supported our decision to increase the common stock dividend in the first quarter of 2012 for the second time in as many years. Our dividend yield as of December 31, 2012, was 2.76 percent, which we believe makes PNC stock very attractive in the current low interest rate environment.

An important measure of any stock is its tangible book value per share. We almost doubled our tangible book value per share from the end of 2009 to year-end 2012, the highest increase in our peer group.*

These priorities along with our commitment to executing give us confidence that we can deliver shareholder value in 2013.

*	PNC believes that tangible book value per common share, a non-GAAP measure, is useful as a tool to help to better evaluate growth of a company’s business apart from the amount, on a per share basis, of intangible assets other than servicing rights included in book value per common share. PNC’s book value per share was $67.05 at year-end 2012, a 41% increase over $47.68 at year-end 2009. Subtracting approximately $9.8 billion ($10.9 billion of goodwill and other intangible assets less $1.1 billion of servicing rights) or $18.54 per share for year-end 2012, and subtracting approximately $10.7 billion ($12.9 billion of goodwill and other intangible assets less $2.2 billion of servicing rights) or $23.09 per share for year-end 2009, results in tangible book value per share of approximately $48.51 for year-end 2012, a 97% increase over approximately $24.59 at year-end 2009.

PNC’s 2012 peer group consists of BB&T Corporation, Bank of America Corporation, Capital One Financial Corporation, Comerica Incorporated, Fifth Third Bancorp, JPMorgan Chase & Co., KeyCorp, M&T Bank Corporation, The PNC Financial Services Group, Inc., Regions Financial Corporation, SunTrust Banks, Inc., U.S. Bancorp, and Wells Fargo & Company.

Achievement Through Teamwork

None of these accomplishments would have been possible without the hard work of our more than 56,000 employees. In 2012, our employee engagement scores reached new highs, and for the fourth straight year, PNC was named a Gallup Great Workplace Award winner. Our Retail Bank won the award in 2009 and 2010 and the full company received the honor in 2011 and 2012, the only U.S.-based bank to do so.

There were other accolades as well: for the 10th straight year, we were a Training Top 125 company in recognition of our employee training and development programs; we were named one of the nation’s 100 Best Companies by Working Mother magazine for the 11th year; and U.S. Veterans Magazine said PNC was one of the top companies in the country working to hire military veterans.

After some three decades of service, Vice Chairman Tom Whitford will retire in March 2013. Among his many assignments, he led the successful integration of National City, which doubled our size and ultimately became the industry model for large mergers. Succeeding Tom as head of our operations and technology areas is Steve Van Wyk. We were pleased to welcome him to PNC in January 2013.

Our Values Performance Customer Focus Respect Integrity Diversity Teamwork Quality of Life

Employees accept the 2012 Gallup Great Workplace Award, which recognizes companies for excellence in workforce engagement. This marked the fourth straight year PNC has received the award. From left are: Sharon Lamcha, Bob Leininger, Mike Brundage, Rick Baumgartner and Debbie Campbell.

Giving Back to the Community

At PNC, we have always believed that a company is only as strong as the community it serves. Overall, we contributed more than $73 million to strengthen communities and enrich lives in the places where we had a significant presence in 2012.

For example, in Cleveland’s historic Eastside community, PNC Fairfax Connection now provides educational programs to local residents and business owners. In the headquarters city, the Legacy Project opened as a historical tribute to the transformation of Pittsburgh and PNC’s place in it. And in Philadelphia, a premier PNC sponsorship of the Barnes Foundation is leading to an unprecedented increase in visibility for one of the world’s finest collections of Impressionist, Post-Impressionist and early Modern paintings.

Grow Up Great, our signature philanthropic initiative in early childhood education, was introduced to new Southeast markets in 2012. Our grant making is focused on science, math, the arts and financial education, areas that should lay the foundation for tomorrow’s dynamic workforce. In almost eight years, this $350 million, multi-year program has helped more than 1.7 million children under age 5 prepare for school and life. In 2012, more than 35 percent of our employees participated in a Grow Up Great activity, which helps to enhance overall engagement and retention.

Following the devastation of Hurricane Sandy, PNC donated $300,000 to relief efforts, matched employee contributions up to $150,000, and supported customers by waiving a total of $7 million in fees immediately following the storm. While as many as 1,000 branches along the East Coast were affected, we are pleased that our employees rallied to restore services and serve customers.

These are just some of the ways that PNC and our employees support the communities where we live and do business.

New Leadership

In February 2013, our Board of Directors elected Bill Demchak director and named him to succeed me as PNC’s next chief executive officer. Bill’s elevation to CEO is a well deserved promotion for one of the most talented and insightful executives with whom I have ever worked. Bill also remains president of the corporation and the bank, and I will assume a new role as executive chairman to ensure a smooth transition.

The board’s action was in response to my desire to step down as chief executive officer at the upcoming Annual Meeting of Shareholders on April 23, 2013, and retire the following year.

Bill has demonstrated exceptional leadership since joining PNC in 2002. He was named president in April 2012, and enhanced customer growth by successfully aligning our businesses to deliver the entire company for our clients.

Since my election to CEO, PNC’s assets have increased from $70 billion at the end of 2000 to $305 billion as of December 31, 2012. Given our products, scale and recently expanded footprint, your bank is poised for continued growth.

As new chapters are written in the PNC story, I believe many of our best qualities will persevere: the importance we place on delivering value to our shareholders while serving the needs of our customers, employees and communities, along with maintaining the trust we have earned from those who do business with us.

Trust may not appear on our financial statements, but it underscores the values and principles that have driven PNC’s successes and that will sustain us in the years to come as we continue to build a great company.

Sincerely,

James E. Rohr

Chairman and Chief Executive Officer

For more information regarding certain factors that could cause future results to differ, possibly materially, from historical performance or from those anticipated in forward-looking statements, see the Cautionary Statement in Item 7 of our 2012 Annual Report on Form 10-K, which accompanies this letter.